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                                                          Exhibit 99.1
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CALABASAS, Calif.--(BUSINESS WIRE)--April 28, 1998--Sound Source Interactive,
Inc. (NASDAQ: SSII - news), today announced the settlement and dismissal of the
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previously announced lawsuits against the Company, Chairman and CEO Vincent
Bitetti and President and COO Ulrich Gottschling brought by its primary underwriter, The Boston Group LP; a stockholder; ASSI, Inc.; and an independent director Mark James.

The lawsuits had alleged breach of contract concerning the board of directors' nominations and breach of duty with respect to an attempt to increase the size of the board of directors and fill new positions with management's nominees.

The settlement effects a mutual release of all claims and provides for the expansion of the Company's board of directors from five to seven members.

In addition to current members Vincent Bitetti, Ulrich Gottschling and Senator Mark James of Nevada, the following new members have been added: Wayne Rogers, Samuel Poole, John Wholihan and Richard Azevedo.

The following are the backgrounds of the newly appointed directors:

Wayne M. Rogers received his Bachelor of Arts from Princeton University after which he served in the Armed Forces for three years. In addition to his activities as a well-known actor, he has been involved in investment activities for over thirty years. Currently, Mr. Rogers is the General Partner of Balanced Value Fund, which is a partnership that advises and invests in middle market companies with sales of $10 million to $50 million as well as serving as an advisor on the board of several different publicly held companies. He is founder of Plaza Bank of Commerce and serves on its advisory board. He is also a General Partner of several partnerships devoted to the development and management of real estate. Most recently, Mr. Rogers acquired a chain of 62 convenience stores in the Southeast.

Samuel L. Poole has extensive management experience with Fortune 500 companies and provides a solid base of knowledge for creating long term value in a company. His proven track record of growing technology driven companies includes his most recent position at Maxis, Inc., where he served as President and CEO for five years; Director of Sales at Disney Software, Inc. for approximately two years; two years as VP of Marketing and Sales at Cinemaware Corp.; and as Regional Sales Manager of Parker Brothers for almost a year. He was president and owner of Intellicreations, Inc., an interactive entertainment software company that he acquired through a leveraged buy out from the Gillette Company [NYSE:G - news], and then successfully took public and sold five years
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later.  His other experience includes having worked in sales management for
Polaroid Corporation {NYSE:PRD-news] and Procter & Gamble.  He received his MBA
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from Kent State University in 1971 and has a Bachelor of Arts degree in economics and mathematics from Thiel College in Greenville, PA.

John T. Wholihan has been Dean of the College of Business Administration at Loyola Marymount University since 1984. Prior to coming to L.M.U., his administrative experience included five years as Associate Dean at Bradley University, also serving several years as Director of the MBA Program and Director of the Small Business Institute. During this period, he also taught in the areas of Strategic Management and International Business. He was a Fulbright Scholar in Brazil in 1977. John prepared for his career with a bachelors degree from the University of Notre Dame, MBA from Indiana University, and Ph.D. from The American University. He has served on the
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Board of Directors of small companies and currently is on the Board of Trustees of the Turner Funds. He is the immediate past Chairman of the Board of Notre Dame Academy in Los Angeles.

Richard Azevedo is president of Azevedo and Associates, Inc., which was formed in 1995 as a consulting firm to the nursing industry and which owns 40% of Unified Health Services. Azevedo's involvement in the healthcare industry has included formulating and operating skilled nursing facilities through the Jesse Lee Group from 1991 to 1995. During his association with Medicrest of California, a corporation comprised of 18 skilled nursing facilities, he was responsible for facilitating an operational takeover of the company. Prior to that, Azevedo was a real estate developer with Ron-Mar Construction Company, Inc.

In addition to reconstituting the board, the Company agreed to extend the employment contract of Chairman ad CEO Vincent Bitetti for 2 1/4 years from September 15, 1998 and of President and COO Ulrich Gottschling for 1 year from January 1999. The Company also agreed to issue 1,100,000 shares of common stock to ASSI, Inc. in exchange for 4,816,657 privately held common stock purchase warrants. The shares received by ASSI, Inc. in the exchange are subject to a conditional 12-month lock-up.

Vincent Bitetti Chairman & CEO of the company stated, "I am elated that this is behind us. As we end our fiscal year and ramp up for Christmas '98 there is a great optimism at Sound Source. I am looking forward to working with the expanded board of directors to maximize the full potential of the Company for this holiday season and beyond."

Under the terms of the settlement agreement, the Company will record a significant one time non-cash charge to earnings.

Sound Source Interactive, Inc. (NASDAQ:  SSII - news), develops and publishes
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licensed children's software products, including a line of Animated
Moviebooks(TM), Activity Centers and Learning Adventures, each designed to be a fun and educational experience. Notably, The Land Before Time(TM) Animated MovieBook(TM) was named one of the top 50 software products for 1997 by Newsweek Magazine and received a 1997 EdPress Educational Software Award. Additionally, Sound Source produces a line of entertainment utilities and interactive games, such as The Abyss: Incident at Europa(TM), slated for release in 1998. The Company currently licenses the rights upon which their software is based from:
Universal Studios (NYSE: MC - news), Viacom/Paramount Pictures Corp. (NYSE:
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VIA - news), Warner Bros. (NYSE: TWX - news), CBS Entertainment (NYSE: CBS -
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news), MGM/UA (NYSE: MGM - news), Harvey Entertainment, Inc. (NASDAQ: HRVY -
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news), 20th Century Fox (NYSE: NWS - news), New Line Cinema and Caroloc
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Pictures.

Safe Harbor Statement under the Private Securities Reform Act of 1995: The statements contained herein which are not historical facts are forward-looking statements that involve risk and uncertainties including, but not limited to, the risk associated with the Company's future growth and operating results, the ability of the Company to successfully integrate the business and personnel of a newly acquired entity into its operations, market acceptance of this settlement agreement referred to herein, the ability to make new software products with wide market appeal, inventory obsolescence, technology changes, competitive factors, and unfavorable general economic conditions. Actual results may vary significantly from such forward-looking statements.

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Note:  All trademarks and copyrights indicated herein are the property of their respective owners.

For further info. contact: Sound Source Interactive, Inc., Calabasas, CA - Ulrich Gottschling, 818-878-0505, ext. 202; e-mail Ugottschling@ssiimail.com.
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